EXHIBIT 99.1

                      Press release dated January 24, 2001.

RIDE THE LIGHT
   QWEST
[LOGO OMITTED]


      QWEST COMMUNICATIONS REPORTS STRONG FOURTH QUARTER AND FULL-YEAR 2000
        RESULTS DRIVEN BY GROWTH IN INTERNET, DATA AND WIRELESS REVENUES


   Quarterly Revenue Exceeds $5 Billion; Full-Year 2000 Pro Forma Revenue Grew More Than 14 percent to $19 Billion; Revenue, EBITDA, and EPS Exceed Consensus
                                    Estimates

Fourth Quarter Results Compared to Previous Year:

         o    EBITDA grew nearly 20 percent to $2 billion
         o    EBITDA margins increased 330 basis points
         o    Revenue grew 10% to more than $5 billion
         o Internet and data services revenue grew by almost 40 percent, representing more than 23 percent of total revenue
         o    Wireless revenue grew more than 90 percent
         o    EPS increased to $0.16 from $0.11

Full-Year Pro Forma 2000 Compared to Pro Forma 1999:

         o    EBITDA grew more than 17 percent to $7.4 billion
         o    Revenue grew more than 14 percent to $19 billion
         o    Commercial services revenue grew nearly 28 percent
         o    Wireless customers grew more than 73 percent to more than 805,000
         o    DSL customers grew more than 130 percent to 255,000
         o    EPS increased over 50 percent to $0.59 from $0.39

Operational Results:

         o    Exceeded year-end growth targets for DSL and wireless customers
         o    Achieved net reduction target of 4,500 jobs for the year
         o Won more than $600 million in new contracted sales in business markets in the quarter
         o Reduced delayed local service orders to 850 at year-end, the lowest level in six years

DENVER, JANUARY 24, 2001 -- Qwest Communications International Inc. (NYSE: Q), the broadband Internet communications company, today announced record revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter and full-year 2000. Qwest has met or exceeded the consensus of analysts' estimates for the 15th consecutive quarter.

"Results for the quarter demonstrate Qwest's strong position in the industry and our ability to execute the business plan," said Joseph P. Nacchio, Qwest chairman and CEO. "With the initial integration of the merger successfully completed, we are on track to meet our expected growth rates."

Fourth quarter revenue of $5.02 billion was a 9.9 percent increase over pro forma normalized fourth quarter 1999. The revenue growth was driven by strong demand for Internet and data services, which increased by almost 40 percent in the quarter. Wireless services revenue grew 90 percent in the quarter to almost $150 million with more than 805,000 customers at year-end. Commercial services revenue increased more than 19 percent, while consumer and small business services generated revenue growth of more than five percent. Total 2000 pro forma normalized revenue increased 14.2 percent to $18.95 billion from pro forma normalized 1999 revenue of $16.59 billion. Internet and data services, a high-growth segment for Qwest, grew more than 60 percent in 2000.

Fourth quarter EBITDA grew 19.7 percent to $1.99 billion as EBITDA margins improved 330 basis points to 39.6 percent in the fourth quarter of 2000 from
36.3 percent in fourth quarter of 1999. The increase in EBITDA margins resulted from an improved product mix, cost controls, network efficiencies and merger synergies. Pro forma normalized 2000 EBITDA increased more than 17.3 percent to $7.37 billion as EBITDA margins improved to 38.9 percent in 2000 from 37.9 percent in 1999. The EBITDA improvement was achieved despite significant investments in growth areas such as hosting, local broadband access, Internet and data services, and service improvements.

"We are extremely pleased with our strong operating and financial results for the fourth quarter and full-year 2000," said Robert S. Woodruff, Qwest executive vice president and CFO. "We achieved significant revenue and EBITDA growth while integrating a large acquisition and investing for growth. We remain confident that we will achieve our financial commitments for 2001 of $21.3 to $21.7 billion in revenue and $8.5 to $8.7 billion in EBITDA."

On a pro forma normalized basis and excluding non-recurring items, Qwest's fourth quarter net earnings of $270 million grew by 43.6 percent over fourth quarter 1999. Earnings per share (EPS) grew by 45.5 percent to $0.16 per diluted share. For the year, net income of $1.00 billion increased 53.6 percent over 1999, while 2000 EPS of $0.59 per diluted share grew 51.3 percent over 1999 EPS of $0.39 per diluted share. The non-recurring items are composed of merger-related charges and gains and losses related to certain minority investments and assets.

COMMERCIAL, CONSUMER AND SMALL BUSINESS MARKETS
Qwest continued to penetrate business accounts with its portfolio of broadband Internet applications and services. Global business markets won more than $600 million in new contracted sales during the quarter. Approximately 60 percent of the sales were for Internet and data services, and nearly 45 percent of the $600 million were from large national and global customers. Some of the large contract wins were with major financial, government and technology organizations, including Citibank and Fleet Securities, and major hosting sales to the bureaus of the U.S. Department of Treasury, including the IRS, U.S. Customs, and the U.S. Mint.

Qwest signed ground-breaking wholesale agreements with McLeodUSA and Eschelon Telecom for voice and data services totalling nearly $750 million, significantly expanding competition within the 14-states where Qwest provides local service. In addition, Cable & Wireless signed a multi-year agreement valued at more than $100 million for high-speed network capacity.

By year-end, 25 percent of Qwest's local residential customers had subscribed to a bundle of communications services. Qwest added 730,000 customers to its CustomChoice(sm) package, featuring a home phone line with a choice of 19 calling features, and now has more than 2 million customers using the service. In addition, more than 121,000 customers now subscribe to Qwest's Total Package(sm), a bundle of wireless, wireline and Internet services.

Qwest wireless customers totaled more than 805,000 compared with a target of 800,000 customers by the end of 2000. In addition, 28 percent of all wireless sales are now sold as part of a bundle.

INTERNET AND DATA SERVICES
Internet and data revenues for the fourth quarter 2000 grew approximately 40 percent over the fourth quarter of 1999. The company saw strong demand for Internet access, hosting, digital subscriber line (DSL), virtual private network, frame relay, ATM and professional services. Internet and data services revenue represented 70 percent of Qwest's total revenue growth in the quarter.

Qwest introduced e-Solutions(sm), a suite of business services that may be customized to provide companies of all sizes the tools and expertise to use the Internet to streamline their business operations and conduct e-commerce.

Qwest ended 2000 with more than 255,000 DSL customers, more than double the previous year and exceeding the company's year-end target of 250,000. Qwest expects to double the number of DSL customers to 500,000 by the end of 2001. Qwest leads the industry with 846 DSL customers per central office with DSL-equipped facilities. About 85 percent of DSL customers install the service themselves without requiring a technician.

Qwest activated CyberCenters(sm) in Seattle, Sterling, VA and Sacramento in the fourth quarter, meeting its target of 14 centers in 2000. The company plans to open an additional 10 centers by the end of 2001.

Qwest has completed local fiber networks in 11 markets and has introduced end-to-end broadband services to business customers, including Internet access, application hosting, integration of local area networks and long distance services. Qwest is on track to complete the remaining 14 local networks by the end of 2001.

Qwest Interactive, a professional services division, has developed more than 1,500 advanced Internet applications for customers such as Procter & Gamble, GlaxoSmithKline (GSK.com), MySmart.com, VisualPlex (funded by Bausch & Lomb) and Swissotel.

SERVICE AND COMPETITION
During the quarter, Qwest continued to see positive results from initiatives to improve service and promote competition to meet state regulatory requirements and to re-enter the long distance business in its 14-state local service area. In Qwest's local service area, service improvements for 2000 include:

o    Reduced delayed local service orders to 850, the lowest level in six years;
o Nearly 98 percent of the more than 18 million installation commitments were met when promised to the customer - the best results in the last five years;
o About 95 percent of total repair commitments were met on time as promised - the best results since 1996;
o    More than 80 percent of service outages were repaired in less than 24 hours
     - up from 63 percent a year ago - the best customer service results since 1995.

Qwest took new steps to open its markets to competition, including announcing the industry's first permanent agreements for sharing its phone lines with four companies to broaden the availability of high-speed Internet and broadband services in its local service area. The line-sharing agreements with Contact Communications, MULTIBAND Communications Inc., New Edge Networks and NorthPoint Communications Inc. replace interim agreements Qwest signed with the four companies last April. The terms of these four permanent line-sharing agreements are available to all competitors. In addition, wholesale agreements with competitors McLeodUSA and Eschelon Telecom furthered Qwest's efforts to promote competition in its 14-state local service area.

Qwest believes that with these actions and significant improvements in its operational readiness it will be able to apply to the Federal Communications Commission (FCC) for approval to re-enter the long distance business in one of the states in its local service area by this summer. The company expects to submit applications to the FCC for several other states by the end of 2001.

INTERNATIONAL
In the quarter, Qwest announced the opening of its Asia Pacific headquarters in Hong Kong under the direction of Ross Lau, president of Qwest's international business. In addition, Qwest named Kimiaki Ueno president of Qwest Japan.

ABOUT QWEST
Qwest Communications International Inc. (NYSE: Q) is a leader in reliable, scalable and secure broadband Internet-based data, voice and image communications for businesses and consumers. The Qwest Macro Capacity(R) Fiber Network, designed with the newest optical networking equipment for speed and efficiency, spans more than 104,000 miles globally. For more information, please visit the Qwest web site at www.qwest.com.

                                      # # #

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Qwest with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including potential fluctuations in quarterly results, volatility of Qwest's stock price, intense competition in the communications services market, changes in demand for Qwest's products and services, dependence on new product development and acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels, higher than anticipated employee levels, capital expenditures and operating expenses, rapid and significant changes in technology and markets, adverse changes in the regulatory or legislative environment affecting Qwest's business and delays in Qwest's ability to provide interLATA services within its 14-state local service territory, failure to maintain rights of way, and failure to achieve the projected synergies and financial results expected to result from the acquisition of U S WEST timely or at all and difficulties in combining the operations of Qwest and U S WEST. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility. Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

         Contacts:         MEDIA CONTACT:              INVESTOR CONTACT:
                           --------------              -----------------
                           Matt Barkett                Lee Wolfe
                           303-992-2085                800-567-7296
                           matt.barkett@qwest.com      IR@qwest.com

                                  Attachment A

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

               CONSOLIDATED PRO FORMA STATEMENTS OF INCOME (1)(2)
                                   (UNAUDITED)


                                          Three Months Ended                       Twelve Months Ended
                                             December 31,                             December 31,
In millions, except                    ------------------------         %        ------------------------         %
per share amounts                         2000          1999         Change         2000          1999         Change
------------------------------------   ----------    ----------    ----------    ----------    ----------    ----------
OPERATING REVENUES
Commercial services                    $    2,544    $    2,134          19.2    $    9,425    $    7,388          27.6
Consumer and small business services        1,706         1,619           5.4         6,715         6,284           6.9
Directory services                            501           455          10.1         1,530         1,436           6.6
Switched access services                      267           359         (25.6)        1,284         1,486         (13.6)
                                       ----------    ----------                  ----------    ----------
Total operating revenues                    5,018         4,567           9.9        18,954        16,594          14.2

OPERATING EXPENSES
Cost of sales                               1,783         1,635           9.1         6,757         5,906          14.4
Selling, general and administrative         1,249         1,273          (1.9)        4,829         4,406           9.6
                                       ----------    ----------                  ----------    ----------
EBITDA                                      1,986         1,659          19.7         7,368         6,282          17.3


Depreciation                                  793           658          20.5         2,795         2,539          10.1
Goodwill and other intangible
amortization                                  319           317           0.6         1,270         1,268           0.2
                                       ----------    ----------                  ----------    ----------
Operating income                              874           684          27.8         3,303         2,475          33.5

OTHER EXPENSE
Interest expense                              309           254          21.7         1,116           887          25.8
Other expense (income)-net                     19           (11)        272.7            43            (3)      1,533.3
                                       ----------    ----------                  ----------    ----------
Total other expense-net                       328           243          35.0         1,159           884          31.1
                                       ----------    ----------                  ----------    ----------

Income before income taxes                    546           441          23.8         2,144         1,591          34.8


Income tax provision                          276           253           9.1         1,149           943          21.9
                                       ----------    ----------                  ----------    ----------

NET INCOME                             $      270    $      188          43.6    $      995    $      648          53.6
                                       ==========    ==========                  ==========    ==========


Basic earnings per share               $     0.16    $     0.12          33.3    $     0.60    $     0.41          46.3
                                       ==========    ==========                  ==========    ==========

Basic average shares outstanding            1,670         1,623           2.9         1,650         1,600           3.1
                                       ==========    ==========                  ==========    ==========

Diluted earnings per share             $     0.16    $     0.11          45.5    $     0.59    $     0.39          51.3
                                       ==========    ==========                  ==========    ==========

Diluted average shares outstanding          1,695         1,670           1.5         1,688         1,645           2.6
                                       ==========    ==========                  ==========    ==========

Diluted cash earnings per share        $     0.32    $     0.28          14.3    $     1.25    $     1.08          15.7
                                       ==========    ==========                  ==========    ==========

(1) The consolidated pro forma statements give retroactive effect as though the acquisition of U S WEST, Inc. by Qwest Communications International Inc. (the "Merger") had occurred as of January 1, 1999. Shares outstanding and earnings per share have been restated to give retroactive effect to the exchange ratio effected in the Merger. In addition, results have been adjusted to eliminate the impacts of non-recurring items, such as merger costs, asset write-offs and impairments, gains/losses on the sale of investments and fixed assets, change in the market value of investments, equity gains/losses on the KPNQwest investment, one-time litigation charges, elimination of in-region long-distance activity and elimination of Qwest construction activity. The results have also been adjusted to reflect the change in accounting principle to recognize revenue and expenses for directory publishing under the "point of publication method" from the "amortization method" as if the change in accounting principle had been adopted as of January 1, 1999. The Merger has been accounted for as a purchase transaction. The purchase price allocation is preliminary and is subject to change. Accordingly, net earnings and earnings per share are subject to change. Certain reclassifications have been made to prior periods to conform to the current presentation.

(2) Diluted cash earnings per share represent diluted earnings per share adjusted to add back the after-tax amortization of goodwill and other intangible assets resulting from the Merger.

                                  Attachment B

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                        December 31,   June 30,
In millions                                                2000         2000
-----------------------------------------------         ----------   -----------

ASSETS
Current assets:
Cash and cash equivalents                               $      154   $      900
Accounts receivable - net                                    4,235        3,832
Inventories and supplies                                       275          322
Prepaid and other                                              712          750
                                                        ----------   ----------

    Total current assets                                     5,376        5,804

Property, plant and equipment - net                         25,583       23,627
Investments                                                    913        1,767
Goodwill and intangibles - net                              39,600       36,941
Other assets - net                                           2,029        1,709
                                                        ----------   ----------

    Total assets                                        $   73,501   $   69,848
                                                        ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt                                         $    3,645   $    4,736
Accounts payable                                             2,049        1,820
Accrued expenses and other current liabilities               4,329        2,741
Advance billings and deposits                                  393          414
                                                        ----------   ----------

    Total current liabilities                               10,416        9,711


Long-term debt                                              15,421       13,429
Postretirement and other postemployment
 benefit obligations                                         2,735        2,823
Deferred taxes, credits and other                            3,549        2,495

Stockholders' equity                                        41,380       41,390
                                                        ----------   ----------

    Total liabilities and
      Stockholders' equity                              $   73,501   $   69,848
                                                        ==========   ==========

                                  Attachment C

                     QWEST COMMUNICATIONS INTERNATIONAL INC.

                           SELECTED CONSOLIDATED DATA
                                    1999-2000



                                              As of and for the
                                             Three Months Ended
                                                December 31,
                                           -----------------------        %
                                              2000         1999        Change
                                           ----------   ----------   ----------

DSL (in 14 state region):
  Subscribers (thousands)                         255          110        131.8%
  DSL Equipped Central Offices                    302          244         23.8%
  Subscribers per Equipped Central Office         846          451         87.6%

Wireless/PCS:
  Revenues (millions) (1)                  $      149   $       78         91.0%
  Subscribers (thousands)                         805          466           73%
  ARPU (dollars)                           $       56   $       55          1.8%
  Penetration                                    4.89%        3.22%        51.9%

Capital Expenditures (millions) (2)        $    2,236   $    2,112          5.9%

Access Lines (thousands):
  Business                                      6,154        5,821          5.7%
  Consumer                                     11,974       11,966          0.1%
                                           ----------   ----------   ----------
      Total Access Lines                       18,128       17,787          1.9%
                                           ==========   ==========   ==========

Voice Grade Equivalent Access Lines
(thousands):
  Business                                     29,183       22,369         30.5%
  Consumer                                     12,678       12,259          3.4%
                                           ----------   ----------   ----------
      Total Voice Grade Equivalents            41,861       34,628         20.9%
                                           ==========   ==========   ==========



                                            Twelve Months Ended
                                                December 31,
                                           -----------------------        %
                                              2000         1999        Change
                                           ----------   ----------   ----------
(1)  Wireless/PCS Revenues (millions)      $      495   $      236        109.8%

(2)  Capital Expenditures (millions)       $    8,987   $    6,118         46.9%